EXHIBIT 99.1

Tejas Incorporated Announces Fourth Quarter and

Year End 2004 Financial Results

AUSTIN, TEXAS- March 30, 2005- Tejas Incorporated (OTC BB: TEJS) today announced their fourth quarter and year end 2004 financial results. The results include record net revenues, record net income and record earnings per share.

Overall, 2004 total revenues were $48.6 million, which represents a $22.0 million year over year increase. Pre-tax net operating income for 2004 was $12.0 million, which represents a $10.5 million year over year increase. After-tax net operating income for 2004 was $7.2 million, which represents a $6.4 million year over year increase. Earnings per share on a fully diluted basis for 2004 was $2.07 compared to $0.27 per share for the prior year.

For the fourth quarter of 2004, total revenues were $30.1 million, which represents a $24.1 million year over year increase for the period. Pre-tax net operating income was $11.4 million, which represents an $11.1 million year over year increase for the quarter. After-tax net operating income was $6.9 million, which represents a $6.8 million year over year increase for the period. Earnings per share on a fully diluted basis for the fourth quarter 2004 was $1.98 compared to $0.04 for the prior year period.

Kurt Rechner, President and Chief Operating Officer, commented “ We are extremely pleased to report the best quarterly and annual financial results in our Company’s history. These results reflect our ongoing commitment to and success in expanding new areas of revenue growth. Specifically, our Investment Banking Group’s transaction business expanded significantly in the fourth quarter and this had a positive impact on other areas of our business as well.”

Mark Salter, Chief Executive Officer, added, “These results are a strong indication and confirmation of our success in executing on our diversification plans. We plan on building on this operating momentum moving forward, with a focus on creating shareholder value.”

Overall, 2004 investment banking revenues were $18.3 million, which was an increase of $18.2 million from the prior year. Investment banking revenues represented 37.7% of total revenues for 2004 versus 0.3% for the prior year.

For the fourth quarter of 2004, investment banking revenues were $14.7 million. Investment banking revenues represented 48.9% of our total revenues for the quarter versus 0.3% of total revenues for the prior year quarter.

Mr. Rechner noted, “2004 represents a pivotal year for our Investment Banking Group. We made a conscious effort to execute a diversification plan, expanding upon our core strengths and leveraging our existing relationships. The success and growth of our Investment Banking Group’s contributions to our bottom line are a clear manifestation of these initiatives.”

Overall, 2004 brokerage and trading revenues were $30.3 million, which represents an increase of $3.8 million from the prior year. Brokerage and trading revenues represented 62.3% of total revenues for 2004 versus 99.7% for the prior year.

For the fourth quarter of 2004, brokerage and trading revenues were $15.3 million, which represents an increase of $9.4 million from the prior year quarter. Brokerage and trading revenues represented 51.1% of total revenues for the quarter versus 99.7% of total revenues for the prior year quarter.

Company Information

Tejas Incorporated (OTC BB:TEJS) is a holding company whose only operating subsidiary is Tejas Securities Group, Inc., a Texas corporation (“Tejas Securities”). Tejas Securities is a full service brokerage and investment banking firm that focuses on the following: (i) proprietary research on distressed debt and special situation securities, (ii) trading and other brokerage services to value-based institutional and retail investors active in fixed income and equity instruments, and (iii) corporate finance and strategic advisory services to middle-market companies within our target industries. To learn more about Tejas Securities, please visit the Company’s web site at www.tejassec.com.

Safe Harbor Statement

This press release contains forward looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to the Company and those specific to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, general economic conditions, actions of competitors, changes in legislation, and technology changes. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this press release. Important factors that could cause actual results to differ materially from such forward-looking statements are described as “Risk Factors” in the Company’s most recent Form 10-K, and the Company’s other SEC filings. The Company does not undertake any obligation to publicly update any forward-looking statements.

Earnings Conference Call:

You may access the webcast of our call by visiting the Tejas Securities Group, Inc. website (www.tejassec.com). A direct link to the call will be found on the Tejas home page.

If you choose to participate via telephone, the dial-in number is 1-866-594-2183 for domestic callers, and 1-973-935-8583 for international callers.

Should you miss the call, you may access an archived copy at the Tejas website (in the Investor Relations section), or via a replay at 1-877-519-4471 — passcode #5776277 for domestic callers, or 1-973-341-3080 — passcode #5776277 for international callers. The teleconference replay will be available for one week after the conference call.

TEJAS INCORPORATED AND SUBSIDIARIES

Consolidated Statements of Operations

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Revenue:
Commissions from agency transactions	$2,382,547	439,435	5,574,850	1,834,822
Commissions from principal transactions	3,210,617	5,356,324	15,370,913	27,425,651
Underwriting and investment banking income	14,740,286	20,000	18,339,975	72,799
Net dealer inventory and investment income (loss)	9,624,343	80,287	9,087,139	(2,793,103)
Other income	162,705	41,022	307,419	43,591

Total revenue	30,120,498	5,937,068	48,680,296	26,583,760

Expenses:
Commissions, employee compensation And benefits	10,739,934	4,263,499	23,140,948	19,140,520
Clearing and floor brokerage	264,569	150,298	652,037	589,913
Communications and occupancy	465,775	532,760	1,903,404	2,100,250
Professional fees	6,243,652	51,776	7,874,990	949,313
Interest	63,466	24,191	177,705	115,571
Other	940,481	608,907	2,864,900	2,158,809

Total expenses	18,717,877	5,631,431	36,613,984	25,054,376

Income before income tax expense	11,402,621	305,637	12,066,312	1,529,384

Income tax expense	4,445,132	167,783	4,787,908	682,254

Net income	$6,957,489	137,854	7,281,404	847,130

Earnings per share:
Basic	$2.30	0.04	2.41	0.28

Diluted	$1.98	0.04	2.07	0.27

Weighted average shares outstanding:
Basic	3,026,048	3,024,048	3,025,048	3,024,048

Diluted	3,750,766	3,252,613	3,540,392	3,127,752

Contact:
Craig Biddle
Investor Relations
cbiddle@tejassec.com
512-306-5281